ADUDDELL INDUSTRIES, INC.

CERTIFICATE OF DESIGNATIONS

OF

SERIES A PREFERRED STOCK

$0.001 Par Value

Pursuant to Section 1032G of the General Corporation

Act of the State of Oklahoma

The undersigned, Tim Aduddell, as Chief Executive Officer, and Josh Brock, as Secretary, of Aduddell Industries, Inc., a corporation organized and existing under the laws of the State of Oklahoma (the "Corporation"), hereby certify as follows:

A.        The name of the Corporation is Aduddell Industries, Inc. pursuant to the Certificate of Incorporation of the Corporation filed with the Secretary of State of Oklahoma on June 1, 2006 (the "Certificate of Incorporation").

B.        This Certificate of Designations was duly adopted in accordance with the Certificate of Incorporation and the provisions of Sections 1032 and 1077 of the General Corporation Act of Oklahoma (the "Act") by the written consent of the Corporation's board of directors (the "Board of Directors").

C.        The Certificate of Designations for the new series of Series A Preferred Stock is as follows:

1.         Designation and Amount. There are hereby created from the Twenty Million (20,000,000) shares of Preferred Stock, par value $0.001 (the "Preferred Stock"), authorized under the Certificate of Incorporation a series of Preferred Stock designated as Series A Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"). The authorized number of shares of the Series A Preferred Stock is 50,000 shares. The number of shares of Series A Preferred Stock may only be increased or decreased as provided in this Certificate of Designations.

2.         Ranking. As long as any shares of the Series A Preferred Stock are outstanding, the Series A Preferred Stock will rank senior to the Corporation's common stock, par value $0.001 per share (the "Common Stock"), and any other Preferred Stock of the Corporation that is not specifically designated as senior to or pari passu with the Series A Preferred Stock (collectively with the Common Stock, the "Junior Stock"), with respect to the right to receive assets on liquidation, dissolution or winding up of the Corporation or the payment of dividends, redemptions and distributions.

3.         Dividends. Each holder on the relevant record date will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Corporation legally available therefor, cash dividends on each share of the Series A Preferred Stock at a rate per annum equal to 14% of the Initial Liquidation Value (defined below) (equivalent to $14 per share annually or $1.667 monthly), payable monthly in arrears on the thirtieth day of each month, with the initial dividend payment being paid on October 30, 2007; provided however, that the dividend payment date for the month of February will always be the last day of the month. Such dividends shall be cumulative from the most recent date with respect to which dividends shall have been paid or, if no dividends have been paid, from the date of issuance of the Series A Preferred Stock (whether or not there shall be funds of the Corporation legally available for the payment of such dividends) and shall accrue on a day-to-day basis, whether or not earned or declared, from and after the date of issuance of the Series A Preferred Stock. Dividends payable on the Series A Preferred Stock with respect to any period other than a 30-day month shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If a dividend payment date is not a business day, payment of dividends shall be made on the next succeeding business day. No dividends may be declared or paid or set apart for payment on any Junior Stock or pari passu stock of the Corporation unless all prior accrued and unpaid dividends on the Series A Preferred Stock have been paid or an amount necessary to make such payment has been set aside for the benefit of the holders of the Series A Preferred Stock. Any deficiency in a dividend payment will accrue interest at an annual rate of 14%.

4.	Liquidation Rights.

4.1  Preference. On the liquidation, dissolution or winding up of the Corporation, (whether voluntary or involuntary) prior to and in preference to any distribution or payment to the holders of the Junior Stock, the holders of the Series A Preferred Stock will be entitled to receive out of the assets and funds of the Corporation legally available an amount for each share of Series A Preferred Stock equal to: (a) $100.00 per share of Series A Preferred Stock (the "Initial Liquidation Value"); plus (b) all accrued and unpaid dividends on such share to the date in question (the "Liquidation Preference"). If the Corporation's assets available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full Liquidation Preference, such assets will be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount each such holder would otherwise be entitled to receive on such liquidation, dissolution or winding up. After the payment to the holders of the Liquidation Preference to which they are entitled for each outstanding share of the Series A Preferred Stock, the holders shall not be entitled to convert any share of the Series A Preferred Stock into Common Stock and shall not be entitled to any further participation in distributions of, and shall have no right or claim to, any of the remaining assets of, the Corporation in respect of the shares of the Series A Preferred Stock.

4.2  Consolidation, Merger, Sales of Assets. Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, other securities or other consideration) of all or substantially all the assets or business of the Corporation (other than in connection with the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation) nor the merger or consolidation of the Corporation into or with any other entity shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary.

5.         Conversion Rights. The Series A Preferred Stock will be convertible into Common Stock as follows:

5.1       Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the tenth anniversary of the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Preference by the applicable Conversion Price (as defined below) (the “Conversion Rate”), in effect on the date the certificate is surrendered for conversion. The “Conversion Price” per share for the Series A Preferred Stock shall be the weighted (based on daily trading volume) average closing price per share of Common Stock as reported in the public trading markets for the twenty (20) trading days immediately preceding the date of conversion.

5.2       Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion, shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

5.3       No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock. The aggregate number of shares of Common Stock to be issued to particular stockholders shall be rounded down to the nearest whole share and the Corporation shall pay in cash the fair market value of any fractional share as of the time when entitlement to receive such fraction is determined.

5.4       Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercial best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Certificate of Incorporation.

6.         Mergers and Sales of Substantially All the Assets of the Corporation. In the event of any consolidation or merger of the Corporation with or into another entity or any merger of another entity with or into the Corporation (other than a consolidation or merger in which the Corporation is the resulting or surviving entity and which does not result in any reclassification or change of outstanding Common Stock), or in the event of any sale or other disposition to another entity of all or substantially all of the assets of the Corporation (computed on a consolidated basis) (any of the foregoing, a “Transaction”), each share of the Series A Preferred Stock then outstanding shall, without the consent of any holder, become convertible pursuant hereto only into the kind and amount of securities (of the Corporation or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock into which such share of the Series A Preferred Stock could have been converted immediately prior to such Transaction. The provisions of this section and any equivalent thereof in any such securities similarly shall apply to successive Transactions. The provisions of this section shall be the sole right of the holders in connection with any Transaction with regard to its conversion rights and such holders shall have no separate vote thereon. As clarification, the Corporation, without the consent of any holder, may consolidate with or merge into any other entity or convey, transfer or lease all or substantially all its assets to any entity or may permit any entity to consolidate with or merge into, or transfer or lease all or substantially all its properties to, the Corporation. Upon any consolidation by the Corporation with, or merger by the Corporation into, any other entity or any conveyance, transfer or lease of all or substantially all the assets of the Corporation to another entity, the successor resulting from such consolidation or into which the Corporation is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Corporation under the shares of the Series A Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the shares of the Series A Preferred Stock. The shares of the Series A Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the shares of the Series A Preferred Stock had immediately prior to such transaction, but for the conversion rights as modified above.

7.         Voting and Approval Rights. Except as otherwise provided by law, the holders of the Series A Preferred Stock will have no right to vote on any matter submitted to a vote of the shareholders of the Corporation. If entitled to vote, each holder of Series A Preferred Stock is entitled to one vote per share of Series A Preferred Stock held.

8.         Optional Redemption by the Corporation. Prior to the tenth anniversary of the date of issuance of the Series A Preferred Stock, the Series A Preferred Stock may be redeemed, in whole or in part, at any time at the Corporation’s option, for cash, at a price equal to the Liquidation Preference on the date of redemption (the “Optional Redemption Price”). Unless the Corporation defaults in the payment of the Optional Redemption Price, the right of the holders pursuant to convert shares of the Series A Preferred Stock into Common Stock shall terminate at the close of business on the business day preceding the redemption date, dividends on the Series A Preferred Stock will cease to be payable on and after the redemption date and all other rights of the holders will terminate on the redemption date except for the right to receive the Optional Redemption Price, without interest. The Corporation will furnish written notice of the optional redemption by issuing notice by first class mail to each holder, not less than 45 days and no more than 60 days in advance of the redemption date (the “Notice”). In addition to any information required by applicable law or regulation, the Notice shall state, as appropriate:

•	the redemption date and the Optional Redemption Price;
•	the total number of shares of the Series A Preferred Stock to be optionally redeemed;
•	that each outstanding share of the Series A Preferred Stock will be redeemed for cash in an amount equal to the Optional Redemption Price;
•

that dividends on the Series A Preferred Stock to be optionally redeemed will cease to be payable on and after the redemption date, unless the Corporation defaults in the payment in cash of the Optional Redemption Price;

•

that the right of the holders to voluntarily convert shares of the Series A Preferred Stock into Common Stock will terminate at the close of business on the business bay preceding the redemption date, unless the Corporation defaults in the payment in cash of the Optional Redemption Price; and

•

that if any shares of the Series A Preferred Stock held by any holder are represented by one or more physical certificates, such holder must surrender to the Corporation or the transfer agent, in the manner and at the place or places designated, such physical certificate or certificates representing the shares of the Series A Preferred Stock to be redeemed.

In the event of partial redemptions of Series A Preferred Stock, the shares of Series A Preferred Stock to be redeemed will be determined pro rata or by lot, as determined by the Corporation.

Each holder of one or more physical certificates representing shares of the Series A Preferred Stock shall surrender such physical certificate or certificates to the Corporation or the transfer agent (properly endorsed or assigned for transfer, if the Corporation shall so require and the Notice shall so state), in the manner and at the place or places designated in the Notice, and the full Optional Redemption Price for such shares shall be payable in cash on the redemption date to the holder, and each surrendered physical certificate shall be canceled and retired.

9.	Other Provisions.

9.1       Any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. The failure to mail such notice, any defect in such notice or any defect in the mailing thereof to any particular holder will not effect: (a) the sufficiency of the notice with respect to the other holders of Series A Preferred Stock; (b) the validity of the proceedings referred to in such notice with respect to the other holders of Series A Preferred Stock; (c) the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up; or (d) the legality or validity of any vote on such action.

9.2       The Liquidation Preference and the annual dividend rate set forth above shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving shares of the Series A Preferred Stock. Such adjustments shall be made in such manner and at such time as the Board of Directors of the Corporation in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution. Upon any such equitable adjustment, the Corporation shall promptly deliver to the transfer agent and each holder an Officers’ Certificate attaching and certifying the resolution of the Board of Directors, describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference, annual dividend rate, and the Conversion Ratio, in effect following such adjustment.

9.3       Shares of the Series A Preferred Stock issued and reacquired shall be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Oklahoma law, have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, except that any issuance or reissuance of shares of the Series A Preferred Stock must be in compliance with this Certificate of Designation.

9.4       Prior to the delivery of any shares of Common Stock or other securities that the Corporation shall be obligated to deliver upon conversion of shares of the Series A Preferred Stock, the Corporation shall comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority. Any share of Common Stock so delivered shall be freely transferable under state and federal securities laws. The Corporation shall pay all registration expenses in connection with the registration of the Common Stock, if registration is necessary.

9.5       The Corporation shall list the shares of Common Stock required to be delivered upon conversion of shares of the Series A Preferred Stock, prior to such delivery, upon each national securities exchange or quotation system, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

9.6       The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

9.7       Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any powers, designations, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation or the Certificate of Incorporation.

IN WITNESS WHEREOF, this Certificate of Designations was duly adopted by the Board in accordance with the Certificate of Incorporation and the Act and executed this 4th day of October, 2007.

ADUDDELL INDUSTRIES, INC., an Oklahoma corporation

By	/s/ Tim Aduddell
Tim Aduddell, Chief Executive Officer

ATTEST:

/s/ Josh Brock

Josh Brock, Secretary